Exhibit 99.4(h)

PROTECTIVE LIFE INSURANCE COMPANY	[ P. O. BOX 1928	BIRMINGHAM, ALABAMA 35282-8238 ]

RIDER SCHEDULE

Contract #

Owner 1 Name:

Rider Effective Date:

Rider Purchase Age Limits on the Rider Effective Date:	We will not issue a SecurePaySM FX rider if any Owner or Annuitant is younger than Age 55 or older than Age 85.

Annual Benefit Cost on the Rider Effective Date:	1.00% (Guaranteed for the first fee calculation date after the Rider Effective Date. May be changed as stated in the Rider’s ‘Benefit Cost’ provision.)

Maximum Annual Benefit Cost:	2.20%

Benefit Base on the Rider Effective Date:

Maximum Benefit Base:	$5,000,000.00 (5 million dollars)

Limitations on Additional Purchase Payments:	In addition to the specific Purchase Payment limitations shown on the Contract’s Schedule, Purchase Payments are not permitted on or after the Benefit Election Date.

Allocation by Investment Category (AIC) Limitations on the Rider Effective Date:

Contract Value allocation must meet the following AIC guidelines:

• At least 35% must be allocated to Category 1 (Conservative);

• Not more than 65% may be allocated to Category 2 (Moderate);

• Not more than 30% may be allocated to Category 3 (Aggressive); and

• No Contract Value may be allocated to Category 4 (Not Permitted).

Investment Options available in each category as of the Rider Effective Date are shown in the Investment Options Category Table at the end of this rider.

Roll-Up Percentages
(FOR CALCULATION OF ROLL-UP VALUES DURING ROLL-UP PERIODS PRIOR TO THE BENEFIT ELECTION DATE)

Age of (younger) Owner on the Contract Anniversary	Roll-Up Percentage
at least 55 but less than 75 years old	5.00%
75 years old or more	6.00%

Withdrawal Percentages
(FOR CALCULATION OF ANNUAL WITHDRAWAL AMOUNTS ON AND AFTER THE BENEFIT ELECTION DATE)

Age of (younger)	Withdrawal Percentage	Withdrawal Percentage
Covered Person on the Calculation Date	(One Covered Person)	(Two Covered Persons)
at least 59½ but less than 75 years old	5.00%	4.50%
75 years old or more	6.00%	5.50%

SecurePaySM FX

PROTECTED LIFETIME INCOME BENEFIT RIDER

We are amending the Contract to which this rider is attached to add a Protected Lifetime Income Benefit (the “Benefit”).  The terms and conditions in this rider supersede any conflicting provision in the Contract beginning on the Rider Effective Date and continuing until the rider is terminated.  Contract provisions not expressly modified by this rider remain in full force and effect.

Protected Lifetime Income Benefit — Subject to the terms and conditions of this rider, beginning on the Benefit Election Date and continuing on each Contract Anniversary thereafter during the lifetime of a Covered Person, you may take aggregate annual withdrawals from the Contract that do not exceed the Annual Withdrawal Amount regardless of the Contract Value at that time.

ICC11-VDA-P-6011	12/11

DEFINITIONS

Annual Withdrawal Amount:  The maximum amount that may be withdrawn from the Contract each Contract Year after the Benefit Election Date without reducing the Benefit Base.

Benefit Base:  The amount determined according to the terms of this rider and used to calculate the Annual Withdrawal Amount and the monthly fee.  The Benefit Base may not exceed the Maximum Benefit Base shown on the Rider Schedule.

Benefit Election Date:  The date as of which we first calculate the Annual Withdrawal Amount and the date on which guaranteed withdrawals may begin.

Benefit Period:  The period of time between the Benefit Election Date and the earlier of the Annuity Date or the rider termination date.

Covered Person:  The person or persons upon whose lives the benefits of this rider are based.  There may not be more than two Covered Persons.  On and after the Benefit Election Date, the Covered Person (or one of the two Covered Persons) must be named as the Annuitant.

RightTime® Option:  The option to purchase the Benefit after the Contract’s Issue Date, if we are offering it at that time.

BENEFIT COST AND FEES

Benefit Cost — On the Rider Effective Date, the Annual Benefit Cost (“Benefit Cost”) as a percentage of the Benefit Base is shown in the Rider Schedule.  We have the right to change the Benefit Cost at any time after the first fee calculation date.  A ‘fee calculation date’ is the Valuation Period that includes the same day of the month as the Contract’s Issue Date, or the last Valuation Period of the month if that date does not occur during the month.  The Benefit Cost as a percentage of the Benefit Base will never exceed the Maximum Annual Benefit Cost shown on the Rider Schedule.  We will notify you of the new Benefit Cost in writing at the address contained in our records not less than 30 days prior to the date on which the new Benefit Cost becomes effective.

You may avoid changes in the Benefit Cost.  We must receive your instructions declining the change before the Valuation Period during which the new Benefit Cost becomes effective.  However, if you decline a Benefit Cost change, each quarterly value that follows will equal $0, which may also limit future annual Benefit Base increases based on the Roll-Up Value.

Monthly Fee — Beginning on the first fee calculation date following the Rider Effective Date and continuing monthly until the Benefit terminates, we will calculate the fee for this rider and deduct that amount from the Contract Value.

We calculate the monthly fee in arrears by multiplying the monthly equivalent of the Benefit Cost by the Benefit Base as of the fee calculation date, using the formula below:

Monthly Fee = [1 – (1 – Benefit Cost)1/12]  x  Benefit Base as of the calculation date.

Deducting the Monthly Fee — We deduct the monthly fee as of the Valuation Period immediately following the Valuation Period during which it was calculated.  The monthly fee is deducted from the Investment Options in the same proportion that the value of each bears to the total Contract Value on that date.  Deduction of the monthly fee will not reduce the Benefit Base or the Annual Withdrawal Amount.

THE BENEFIT BASE

The Benefit Base is used for calculation purposes only and does not represent accessible Contract Value.  The Benefit Base cannot be withdrawn in a lump sum and is not payable as a death benefit.

Determining the Benefit Base — On the Rider Effective Date, the Benefit Base is equal to:

1)              the initial Purchase Payment, if you purchased the Benefit at the time you purchased the Contract; or

2)              the Contract Value as of the Valuation Period that includes the Rider Effective Date, if you purchased the Benefit by exercising the RightTime Option.

Thereafter, we increase the Benefit Base dollar-for-dollar for Purchase Payments credited to the Contract before the 2nd anniversary of the Rider Effective Date and before the Benefit Election Date.  We reduce the Benefit Base pro-rata for each withdrawal before the Benefit Election Date.  The pro-rata reduction for each withdrawal is the amount that reduces the Benefit Base in the same proportion that the amount deducted from the Contract Value to satisfy the withdrawal request reduced the Contract Value as of the Valuation Period during which the withdrawal was deducted.

SecurePay FX — On each Contract Anniversary after the Rider Effective Date, we compare the Benefit Base to the Highest Quarterly Value and the Roll-Up Value, if one is calculated. The greatest of these will become the new Benefit Base as of that Contract Anniversary.  If the new Benefit Base equals the Highest Quarterly Value, that Contract Anniversary is called a ‘reset date’.

Quarterly Value and Highest Quarterly Value.  On each quarterly anniversary after the Rider Effective Date we calculate a quarterly value.  The ‘quarterly value’ is equal to the Contract Value as of that quarterly anniversary minus Purchase Payments credited to the Contract on or after the 2nd anniversary of the Rider Effective Date.  However, if you have declined a Benefit Cost change, each quarterly value that follows will be deemed to be $0.

The ‘quarterly anniversary’ is based on the Contract’s Issue Date and is the same day of the month in three-month intervals.  If any quarterly anniversary is not a Valuation Date, or does not occur in that month, we will calculate the quarterly value as of the next Valuation Period.

The Highest Quarterly Value is the largest quarterly value since the prior Contract Anniversary, reduced pro rata for withdrawals made since the quarterly anniversary on which the Highest Quarterly Value occurred.  The pro-rata reduction for each withdrawal is the amount that reduces the Highest Quarterly Value in the same proportion that the amount deducted from the Contract Value to satisfy the withdrawal request reduced the Contract Value as of the Valuation Period during which the withdrawal was deducted.

Roll-Up Value.  We calculate a Roll-Up Value only on Contract Anniversaries that occur during a ‘roll-up period’, as described in the next provision.  The Roll-Up Value is equal to:

1)              the Benefit Base as of the Valuation Period immediately before the Contract Anniversary; plus

2)              the roll-up amount applicable to that Contract Anniversary.

The ‘roll-up amount’ is equal to the Benefit Base on the prior Contract Anniversary reduced pro rata (as described in the ‘Determining the Benefit Base’ provision) for withdrawals made since the prior Contract Anniversary, multiplied by the applicable roll-up percentage from the Roll-Up Percentages Table shown on the Rider Schedule.  The roll-up percentage is based on the Age of the Owner (or the younger Owner) as of the Contract Anniversary for which the Roll-Up Value is being calculated.

However, if you purchased SecurePay FX when you purchased the Contract (so the Rider Effective Date is the same as the Contract’s Issue Date), the roll-up amount applicable to the first Contract Anniversary is equal to the sum of all Purchase Payments credited to the Contract within 120 days after the Contract’s Issue Date, reduced pro rata for withdrawals made since the Issue Date, multiplied by the applicable roll-up percentage.  (If you purchased SecurePay FX by exercising the RightTime Option, the roll-up amount applicable to the first Contract Anniversary after the Rider Effective Date is equal to the Benefit Base on the Rider Effective Date, reduced pro rata for withdrawals made since the Rider Effective Date, multiplied by the applicable roll-up percentage.)

Roll-Up Period.  The first roll-up period starts on the Rider Effective Date and ends on the first reset date, if any, or the 10th Contract Anniversary after the Rider Effective Date if no reset date occurs before then.  (No reset dates can occur after you decline a Benefit Cost change because each quarterly value thereafter will be $0.)  One or more subsequent roll-up periods may occur, but only as described below:

1)              If a roll-up period ends because a reset date occurred, a subsequent roll-up period will start immediately.

2)              If a roll-up period ends on the 10th Contract Anniversary after it started, and if that Contract Anniversary is a reset date, a subsequent roll-up period will start immediately.  If that Contract Anniversary is not a reset date, no subsequent roll-up period will start until the next reset date, if any.

3)              A subsequent roll-up period ends on the next reset date, if any, or the 10th Contract Anniversary after the subsequent roll-up period started if no reset date occurs before then.

No roll-up period can extend beyond the Valuation Period during which any of the following first occur:

1)              the 20th Contract Anniversary after the Rider Effective Date; or

2)              you establish the Benefit Election Date; or

3)              the rider terminates.

THE BENEFIT PERIOD

Establishing the Benefit Election Date — You must establish the Benefit Election Date to start the Benefit Period and access the guaranteed withdrawals provided by this rider.  To establish the Benefit Election Date, you must notify us that you are doing so, instruct us to calculate the initial Annual Withdrawal Amount based on either one or two lives and (if we request it) provide proof of Age for the Covered Person(s).  You must also change the Annuitant (if necessary) so that she or he is a Covered Person.  The Benefit Election Date may not be earlier than the date on which the Covered Person (or the younger of the two Covered Persons) attains age 59½, nor later than the Annuity Date.

Since additional Purchase Payments are not accepted on or after the Benefit Election Date, any Automatic Purchase Plan in effect on the Benefit Election Date will be terminated as of that date.

Automatic Withdrawals established prior to the Benefit Period terminate as of the Benefit Election Date.

Individuals Eligible to be a Covered Person — A Covered Person must be a living person who is either:

1)              an Owner of the Contract (or the Annuitant, if the sole Owner is not an individual); or

2)              the spouse of the sole Owner of the Contract (or the Annuitant’s spouse, if the sole Owner is not an individual), but only if the spouse is the sole Primary Beneficiary.

If there is one Owner, then the Owner (Annuitant) is the sole Covered Person if she or he either is not married, or is married but the spouse is not the sole Primary Beneficiary.

If there is one Owner and the sole Primary Beneficiary is the Owner’s (Annuitant’s) spouse, then:

1)              the Owner (Annuitant) is the Covered Person if the Annual Withdrawal Amount is based on one life.

2)              both spouses are Covered Persons if the Annual Withdrawal Amount is based on two lives.

If there are two Owners and they are married to each other, then:

1)              the older of the two is the Covered Person if the Annual Withdrawal Amount is based on one life.

2)              both spouses are Covered Persons if the Annual Withdrawal Amount is based on two lives.

If there are two Owners and they are not married to each other, the older of the two is the sole Covered Person.

For the purposes of this rider, the terms “married” and “spouse” include bona fide domestic partners or civil union partners in states that afford legal recognition to domestic partnerships or civil unions.

Calculating the Annual Withdrawal Amount — The Annual Withdrawal Amount is an amount equal to the Benefit Base as of the date the Annual Withdrawal Amount is being calculated, multiplied by the applicable withdrawal percentage from the Withdrawal Percentages Table shown on the Rider Schedule.  The withdrawal percentage is based on the number and Age(s) of the Covered Person(s) on the calculation date.

The initial Annual Withdrawal Amount is calculated as of the Benefit Election Date.  Thereafter, we re-calculate the Annual Withdrawal Amount only on Contract Anniversaries. The Annual Withdrawal Amount will be re-calculated if either:

1)              the Benefit Base changed since the later of the Benefit Election Date or the prior Contract Anniversary; or

2)              the withdrawal percentage changed based on the Age of the Covered Person (or the younger of the two Covered Persons).

Accessing the Annual Withdrawal Amount — During the Benefit Period, you may request withdrawals individually or instruct us to send you specific amounts periodically.  Your request must include all the information necessary for us to remit the requested amounts.  This includes (if we request it) proof that the Covered Person(s) is (are) alive on the withdrawal date.

Withdrawals made during the Benefit Period reduce the Contract Value and the death benefit in the same manner as withdrawals made prior to the Benefit Election Date.  We do not assess applicable surrender charges, if any, on aggregate withdrawals during a Contract Year that do not exceed the Annual Withdrawal Amount.  However, withdrawals count against any free withdrawal amounts that would otherwise be available.

The Annual Withdrawal Amount is not cumulative.  You may take the entire Annual Withdrawal Amount each Contract Year, but if you do not, the remaining portion does not carry forward.  During the Benefit Period, aggregate withdrawals in any Contract Year that do not exceed the Annual Withdrawal Amount do not reduce the Benefit Base.

Excess Withdrawals — During the Benefit Period any portion of a withdrawal that, when aggregated with all prior withdrawals during that Contract Year, exceeds the Annual Withdrawal Amount constitutes an excess withdrawal.  We will not recalculate the Annual Withdrawal Amount until the next Contract Anniversary, so any subsequent withdrawal taken that Contract Year is also an excess withdrawal.  We assess applicable surrender charges, if any, on excess withdrawals.

Each excess withdrawal results in an immediate reduction of the Benefit Base.  If, immediately after the excess withdrawal, the Contract Value minus any non-excess portion of the withdrawal is greater than the Benefit Base, we reduce the Benefit Base by the amount of the excess withdrawal including applicable surrender charges, if any.  Otherwise, we reduce the Benefit Base by the same proportion that the excess withdrawal including applicable surrender charges, if any, reduced the Contract Value as of the Valuation Period during which the excess withdrawal request was processed.

Because the Benefit Base is used to calculate Annual Withdrawal Amounts, reduction of the Benefit Base due to excess withdrawals could reduce future Annual Withdrawal Amounts by more than the dollar amount of the excess withdrawals.

If you have instructed us to send you all or a portion of the Annual Withdrawal Amount periodically in specific amounts, an excess or unscheduled withdrawal automatically terminates those periodic withdrawals.  If any Contract Value remains after the excess withdrawal, you may instruct us to resume sending periodic withdrawals to you beginning on the next Contract Anniversary based on the recalculated Annual Withdrawal Amount.

Reduction of the Contract Value to $0 After the Benefit Election Date — If an excess withdrawal including applicable surrender charges, if any, reduces the Contract Value to $0, the Contract will terminate as of that date.  If after the Benefit Election Date, a non-excess withdrawal, negative investment performance, and/or deduction of any charges or fees reduces the Contract Value to $0:  1) such event will not affect either the availability of an Annual Withdrawal Amount or the availability of the “Annual Withdrawal Amount” Annuity Option described in the ‘Additional Annuity Option as of the Maximum Annuity Date’ provision; but 2) on and after the date the Contract Value is reduced to $0, no death benefit is available and no other Annuity Options are available.

Required Minimum Distributions — Withdrawals in excess of the Annual Withdrawal Amount are permitted to satisfy required minimum distributions (RMD) under Internal Revenue Code Section 401(a)(9) as they apply to amounts attributable to the Contract.  These withdrawals will not be treated as excess withdrawals under this rider provided: 1) you notify us in writing at the time you request the withdrawal that it is intended to satisfy RMD requirements; and, 2) we calculate the RMD amount based solely on the applicable end-of-year value of this Contract.  The timing and amount of the non-excess RMD withdrawal we permit from this Contract may be more restrictive than allowed under IRS rules, and may not satisfy the annual RMD requirements for all of the tax-qualified contracts you own.

Death of a Covered Person After the Benefit Election Date — If the Annual Withdrawal Amount is based on the life of one Covered Person, this rider terminates upon the Covered Person’s death.  If the Annual Withdrawal Amount is based on the lives of two Covered Persons and one of them dies, the Annual Withdrawal Amount will continue to be calculated as if no death had occurred, and this rider terminates upon the death of the last surviving Covered Person.

Spousal Continuation After the Benefit Election Date — The surviving spouse of a sole Covered Person who, pursuant to the Contract’s ‘Payment of the Death Benefit’ provision, continues the Contract and becomes the new sole Owner may purchase a new rider immediately using the RightTime Option, if we are offering it at that time.  If not purchased immediately, we will waive the 5-year waiting period described in Item 2) of the ‘Exercising the RightTime Option After the Rider Terminates’ provision.  However, regardless of when the RightTime Option is exercised:

1)              only the surviving spouse is eligible to be a Covered Person under the new rider; and

2)              the Rider Purchase Age Limits in effect on the new Rider Effective Date must be met.

Establishing the Benefit Election Date on the Maximum Annuity Date — If this rider is in force on the Maximum Annuity Date and you have not previously established the Benefit Election Date, it will be established for you, as follows:

1)              the Benefit Election Date, and the calculation date for the Annual Withdrawal Amount, will be the Maximum Annuity Date; and

2)              the Annual Withdrawal Amount will be calculated based on one Covered Person’s life:  either the sole person eligible to be a Covered Person, or the older person if two people are eligible to be Covered Persons.  That Covered Person will become the sole Annuitant as of the Maximum Annuity Date, if she or he was not already so named.  The withdrawal percentage used in the calculation will be the percentage associated with that Covered Person’s Age on the Maximum Annuity Date.

This provision does not apply if you established the Benefit Election Date prior to the Maximum Annuity Date.

Additional Annuity Option as of the Maximum Annuity Date — If this rider is in force on the Maximum Annuity Date, in addition to the other Annuity Options available to you under the Contract, you may select the “Annual Withdrawal Amount” Annuity Option that will pay monthly payments for the life of the (last surviving) Covered Person equal to the Annual Withdrawal Amount as of the Maximum Annuity Date divided by 12, less an adjustment for any applicable premium tax.  This “Annual Withdrawal Amount” Annuity Option is available whether or not the Contract Value applied to the option is sufficient to support the payments.

If you have not selected an Annuity Option, we will start sending monthly fixed annuity income payments one month after the Maximum Annuity Date.  Payments will be an amount equal to the greater of:

1)              the Annual Withdrawal Amount as of the Maximum Annuity Date divided by 12, less an adjustment for any applicable premium tax.  If this is the monthly payment amount, it will be paid for the life of the (last surviving) Covered Person.

2)              the results of applying the Contract Value as of the Valuation Period that includes the Maximum Annuity Date plus any applicable Annuity Option bonus, less any applicable premium tax, to Annuity Option B with a monthly payment mode and a 10-year Certain Period based on the life (lives) of the Covered Person(s).  If this is the monthly payment amount, it will be paid for the life of the (last surviving) Covered Person, or for 10 years, whichever is longer.

If you have selected an Annuity Option, we will distribute the entire interest in the Contract according to the Annuity Option you have selected.

Annuity Date Prior to the Maximum Annuity Date — If you select an Annuity Date that occurs before the Maximum Annuity Date, the Contract Value as of the Valuation Period that includes the Annuity Date, less any applicable premium tax, may be taken in a lump sum, or that amount may be applied as described in the Contract’s ‘ANNUITY INCOME PAYMENTS’ section.  The additional “Annual Withdrawal Amount” Annuity Option of monthly payments for life based on the Annual Withdrawal Amount divided by 12 is not available.

GENERAL PROVISIONS

Restrictions on Allocation, Transfer and Surrender of Contract Value — While this rider is in force, your Contract allocation is restricted by the Allocation by Investment Category (“AIC”) guidelines.

Allocation by Investment Category.  The AIC guidelines divide the Investment Options into categories and specify the range of percentages that must be allocated to each category.  Within each category, you select the Investment Options and amounts allocated to them, provided the total percentage in each category is not less than the minimum required, nor more than the maximum permitted.  The AIC guideline categories and percentage ranges on the Rider Effective Date are shown on the Rider Schedule.  Investment Options in each category as of the Rider Effective Date are shown in the Investment Options Category Table at the end of this rider.

We may change the AIC guidelines from time to time by notifying you in writing at the address contained in our records.  If we do change the AIC guidelines, we will not require you to re-allocate your Contract Value.  We will continue to apply Purchase Payments you remit without allocation instructions, and process automatic transfers that facilitate dollar cost averaging, according to the Contract allocation established before the AIC guidelines changed.

However, allocation instructions that accompany a Purchase Payment and instructions to transfer Contract Value among the Investment Options change the Contract allocation as of the Valuation Period during which we receive the instruction, and must meet the AIC guidelines in effect at that time.  Anytime the Contract allocation changes, we re-allocate the Contract Value according to the new Contract allocation.  Purchase Payments applied to the Contract, and transfers that facilitate dollar cost averaging after that date, will be made according to that Contract allocation until you send a subsequent instruction that changes the Contract allocation and that satisfies the AIC guidelines then in effect.

In addition to the re-allocation of Contract Value that occurs each time the Contract allocation is changed, we rebalance the Variable Account Value to the current Contract allocation semi-annually based on the Rider Effective Date, unless you instruct us to rebalance quarterly or annually.

Amounts deducted from the Contract Value to satisfy a withdrawal request are deducted from the Investment Options in the same proportion that the value of each bears to the total Contract Value on that date.

Allocation Adjustment.  The AIC guidelines include a risk-mitigation allocation adjustment mechanism that monitors the 12-month Simple Moving Average (“SMA”) for certain Sub-Accounts and temporarily restricts access to a monitored Sub-Account when, on any monthly anniversary after the first Contract Anniversary, the Sub-Account’s Accumulation Unit Value (“AUV”) falls below its 12-month SMA.  The restriction is lifted when, on a subsequent monthly anniversary, the Sub-Account’s AUV rises above its 12-month SMA.

The ‘monthly anniversary’ is the same day as the Contract’s Issue Date in each subsequent month. If any monthly anniversary is not a Valuation Date or does not occur in the month, allocation adjustment transfers will process as of the next Valuation Period.

We do not calculate a 12-month SMA for Sub-Accounts in AIC guideline Category 1 (Conservative), and such Sub-Accounts will never be restricted under the AIC guidelines.

Calculating the 12-month SMA.  A Sub-Account’s 12-month SMA on any monthly anniversary is the arithmetic average of the Sub-Account’s AUV on the current, and each of the last 11, monthly anniversaries.  The methodology described in the ‘Accumulation Unit Values’ provision of the Contract will be used to determine AUVs prior to the Sub-Account’s inception date.

Using the 12-month SMA to Restrict Access to a Sub-Account.  On each monthly anniversary after the first Contract Anniversary, we compare the Sub-Account’s 12-month SMA with its current AUV.  If the Sub-Account’s current AUV is lower than, or equal to its 12-month SMA, we temporarily restrict access to that Sub-Account.

On the date access to a Sub-Account is restricted, your Sub-Account Value will automatically be transferred to the OppenhiemerFunds Money Sub-Account.  Notwithstanding any contrary provision in the Contract or this rider, you may not allocate any new Purchase Payment or transfer any existing Contract Value into a restricted Sub-Account.  Instructions to allocate Purchase Payments or transfer Contract Value into a restricted Sub-Account will result in those amounts being allocated to the OppenhiemerFunds Money Sub-Account.

Using the 12-month SMA to Restore Access to a Sub-Account.  We lift the restriction and restore access to a Sub-Account on the next monthly anniversary its current AUV rises above its 12-month SMA.  On the monthly anniversary the restriction is lifted, we will automatically transfer the applicable portion of the OppenhiemerFunds Money Sub-Account Value back into the previously restricted Sub-Account.  The ‘applicable portion’ is the pro rata share of the current OppenhiemerFunds Money Sub-Account Value based on your allocation instructions in effect at that time.

When access to a Sub-Account is restored, you may resume allocating Purchase Payments and transferring Contract Value into it, and any automated transactions relating to the Sub-Account at the time it was last restricted will be resumed.

Allocation Adjustment Transfers.  We will send you a written confirmation of all allocation adjustment transfers.  Allocation adjustment transfers will not count against the yearly transfer limit shown on the Contract’s Schedule.

Reports — While this rider is in effect, the statements we provide under the Contract’s ‘Reports’ provision will include information for the statement period regarding the Benefit Cost, the Benefit Base, and (during the Benefit Period) the available Annual Withdrawal Amount.

Termination — This rider, every benefit it provides, and deduction of the monthly fee terminate as of the Valuation Period during which any of the following first occur.

1)              We receive your instruction to:

a)              allocate any purchase payment; or

b)             dollar cost average; or

c)              transfer any Contract Value; or

d)             deduct any withdrawal;

in a manner inconsistent with the AIC guidelines or the provisions of this rider.

2)     We receive your instruction to stop Portfolio Rebalancing.

3)              We receive your instruction to terminate this rider more than 10 years after its Rider Effective Date.

4)              We receive your instruction to add, remove, or change a Covered Person after the Benefit Election Date.

5)              We receive your instruction to change the Annuitant to someone other than a Covered Person after the Benefit Election Date.

6)              The Contract Value is applied to an Annuity Option.

7)              The Contract to which this rider is attached is surrendered or otherwise terminated.

We will notify you in writing that the rider has terminated and identify the cause.

Reinstatement — If this rider terminated as a result of a prohibited instruction described in Items 1) or 2) of the ‘Termination’ provision, you may reinstate it within 30 days of the rider termination date unless a Purchase Payment was applied to the Contract since the rider termination date.

We must receive your request for reinstatement, with allocation instructions that meet current AIC guidelines and/or instructions to resume portfolio rebalancing, within 30 days of this rider’s termination date.  We will deduct any fees and make any other adjustments that were scheduled during the period of termination so that after the reinstatement, the Contract and this rider will be as though the termination never occurred.

Exercising the RightTime Option After the Rider Terminates — If the rider terminates as a result of any of the reasons in the ‘Terminations’ provision other than the Contract Value being applied to an Annuity Option or the Contract being terminated, you may purchase the Benefit using the RightTime Option, if:

1)              we are offering the RightTime Option when we receive your request to purchase it; and

2)              5 years or more have elapsed since this rider terminated; and

3)              the Rider Purchase Age Limits in effect on the new Rider Effective Date are met; and

4)              the Contract has not reached the Annuity Date.

If this rider terminates because you instruct us to add, remove, or change a Covered Person, we will waive the 5-year waiting period as described in Item 2) of this provision.

Signed for the Company and made a part of the Contract as of the Rider Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

Secretary

PROTECTIVE LIFE INSURANCE COMPANY	P. O. BOX 1928	BIRMINGHAM, ALABAMA 35282-8238

INVESTMENT OPTIONS CATEGORY TABLE

FOR THE PROTECTED LIFETIME INCOME BENEFIT RIDER

(as of the Rider Effective Date)

Sub-Accounts of the Protective Variable Annuity Separate Account

Category 1 — Conservative	Category 3 — Aggressive
Fidelity VIP Investment Grade Bond Service Class 2	Fidelity VIP Contrafund® Service Class 2
Franklin U. S. Government Class 2	Fidelity VIP Mid Cap Service Class 2
Invesco Government Securities Class II	Franklin Flex Cap Growth Class 2
Lord Abbett Bond Debenture	Franklin Small Cap Value Class 2
MFS Research Bond Service Class	Franklin Small-Mid Cap Growth Class 2
OppenheimerFunds Global Strategic Income Service Class	Goldman Sachs Growth Opportunities Service Class Shares
OppenheimerFunds Money Service Class	Goldman Sachs Mid Cap Value Service Class Shares
PIMCO Long-Term U. S. Government Advisor PIMCO Low Duration Advisor	Goldman Sachs Strategic International Equity Service Class Shares
PIMCO Real Return Advisor	Invesco Van Kampen Mid Cap Growth Class II
PIMCO Short-Term Advisor	Invesco Van Kampen Mid Cap Value Class II
PIMCO Total Return Advisor	Legg Mason ClearBridge Mid Cap Core Class II
Legg Mason ClearBridge Small Cap Growth Class II
Category 2 — Moderate	Lord Abbett Fundamental Equity
American Funds Asset Allocation Class 2	Lord Abbett Growth Opportunities
Fidelity VIP Index 500 Service Class 2	Lord Abbett International Opportunities
Franklin Income Class 2	Lord Abbett Mid Cap Value
Franklin Rising Dividends Class 2	MFS New Discovery Service Class
Franklin Templeton Mutual Shares Class 2	MFS Research Service Class
Goldman Sachs Large Cap Value Service Class Shares	MFS Utilities Service Class
Goldman Sachs Strategic Growth Service Class Shares	Morgan Stanley UIF Global Real Estate Class II
Invesco Van Kampen Comstock Class II	OppenheimerFunds Capital Appreciation Service Class
Invesco Van Kampen Equity and Income Class II	OppenheimerFunds Global Securities Service Class
Invesco Van Kampen Growth and Income Class II	Royce Micro-Cap Service Class
Lord Abbett Capital Structure	Royce Small-Cap Service Class
Lord Abbett Classic Stock	Templeton Foreign Class 2
Lord Abbett Growth and Income	Templeton Growth Class 2
MFS Growth Service Class
MFS Investors Growth Stock Service Class	Category 4 — Not Permitted
MFS Investors Trust Service Class	No Sub-Accounts are in Category 4 as of the Rider Effective Date.
MFS Total Return Service Class
MFS Value Service Class
OppenheimerFunds Main Street® Service Class
Templeton Global Bond Class 2

Protective Life Guaranteed Account

The Fixed Account is in Category 4 — Not Permitted.

DCA Accounts 1 and 2 are available for Purchase Payments designated for dollar cost averaging, subject to AIC guidelines for destination Sub-Accounts and subject to all other provisions of the Contract.

ICC11-VDA-P-6015	EDJ 12/11

PROTECTIVE LIFE INSURANCE COMPANY	P. O. BOX 1928	BIRMINGHAM, ALABAMA 35282-8238

MEDICAL EVALUATION FOR ENHANCED WITHDRAWAL PERCENTAGE(S):

ENDORSEMENT FOR THE PROTECTED LIFETIME INCOME BENEFIT RIDER

We are amending the Contract to which this endorsement is attached as described below.  The purpose of the endorsement is to describe the availability of enhanced withdrawal percentage(s) under the Contract’s attached Protected Lifetime Income Benefit Rider (the “Rider”) for Covered Person(s) with certain qualifying medical conditions.  This endorsement remains in effect as long as the Rider remains in effect.  While this endorsement is in effect, its terms and conditions supersede any conflicting provision in the Contract.  Contract provisions not expressly modified by this endorsement remain in full force and effect.

Enhanced Withdrawal Percentage(s):  If the waiting period has elapsed and you have not established the Benefit Election Date under the Protected Lifetime Income Benefit Rider, you may request a medical evaluation to determine if the proposed Covered Person(s) qualify for enhanced withdrawal percentage(s): higher withdrawal percentage(s) than as shown in the Rider.  We will not medically evaluate any proposed Covered Person who is Age 75 or older at the time we receive the request.

We, in our sole discretion, establish the criteria that qualify Covered Persons for enhanced withdrawal percentages and determine the associated withdrawal percentage enhancements.

From time to time, we will establish the criteria for qualification of Covered Persons and the associated withdrawal percentage enhancements, if any.  When establishing these criteria, we will consider factors such as, our judgment of: the Covered Persons’ medical conditions; the efficacy of current and future treatment modalities; general market conditions; and, our experience and actuarial assumptions for the Protected Lifetime Income Benefit Rider at the time we receive the request for a medical evaluation.  We will apply these criteria equitably to all Covered Persons.  Since each of these factors will vary over time, our decision regarding any individual request for a medical evaluation is not representative of the decision we will reach at any time in the future.

Waiting Period:  You may not request a medical evaluation prior to the later of two years after:  1) the Contract’s Issue Date; or 2) the date of the most recent change of Owner.

Requesting a Medical Evaluation: You must request a medical evaluation before establishing the Benefit Election Date and before the proposed Covered Person’s’ 75th birthday.  If the Annual Withdrawal Amount will be based on two lives, the medical evaluation must include both proposed Covered Persons, and must be requested before establishing the Benefit Election Date and before the older person’s 75th birthday.  We will require proof of Age for the proposed Covered Person(s) and valid, properly executed Medical Authorization(s) in order to obtain medical records.  We will begin the evaluation process promptly upon our receipt of the necessary forms in good order.  You may, but are not required to, include any medical records in your possession that you would like us to consider.  After we conclude the medical evaluation, we will send you our decision in writing.  Any offer of enhanced withdrawal percentage(s) is valid only for the proposed Covered Person(s) and number of lives considered in the evaluation, and expires 6 months after the date of our written decision notice to you.

Accepting the Enhanced Withdrawal Percentage Offer:  You accept the enhanced withdrawal percentage offer by establishing a Benefit Election Date before the offer expires, for the same Covered Person(s) and number of lives considered in the evaluation.  If you do not accept our enhanced withdrawal percentage offer before it expires, you must wait at least one year from the date of our written decision notice before requesting a subsequent medical evaluation.

ICC11-VDA-P-6006	12/11

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Cost of the Medical Evaluation:  If you request a medical evaluation and accept our enhanced withdrawal percentage offer, we will assess a fee for each person evaluated to cover the costs associated with your request. We will advise you of the current fee at the time you request a medical evaluation.  The fee is subject to change but will never exceed $300 for each person evaluated.  The fee will be deducted from the Contract Value as of the Valuation Period that contains the Benefit Election Date on which you accept our enhanced withdrawal percentage offer.  The fee is deducted from the Investment Options in the same proportion that the value of each bears to the total Contract Value on that date.

We will assess the medical evaluation fee for each person evaluated under each medical evaluation you request after the second request, regardless of whether we make an enhanced withdrawal percentage offer or whether it is accepted.  In these cases, we will assess the current fee at the time you request a third or subsequent medical evaluation.

Signed for the Company and made a part of the Contract as of the Rider Effective Date for the Contract’s Protected Lifetime Income Benefit Rider.

PROTECTIVE LIFE INSURANCE COMPANY

Secretary

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PROTECTIVE LIFE INSURANCE COMPANY	P. O. BOX 1928	BIRMINGHAM, ALABAMA 35282-8238

INCREASED WITHDRAWAL PERCENTAGE(S) FOR NURSING HOME CONFINEMENT:

ENDORSEMENT FOR THE PROTECTED LIFETIME INCOME BENEFIT RIDER

We are amending the Contract to which this endorsement is attached as described below.  The purpose of the endorsement is to describe increased Withdrawal Percentage(s) under the Contract’s attached Protected Lifetime Income Benefit Rider (the Rider) if each Covered Person meets the qualifying conditions described in this endorsement.  In this endorsement, “Rider Effective Date” refers to the Rider Effective Date for the Contract’s Protected Lifetime Income Benefit Rider.  While this endorsement is in effect, its terms and conditions supersede any conflicting provision in the Contract.  Contract provisions not expressly modified by this endorsement remain in full force and effect.

Maximum Aggregate Nursing Home Benefit Period — Unlimited.

Increased Withdrawal Percentage(s) for Nursing Home Confinement — As of the Qualification Date, we will double the withdrawal percentage(s) that would have applied in the absence of this endorsement, up to a maximum increased withdrawal percentage of 10%.  Subject to this endorsement’s terms and conditions, we will then use the increased withdrawal percentage(s) to calculate the Annual Withdrawal Amount available each Contract Year, up to the Maximum Aggregate Nursing Home Benefit Period stated above.  Any Contract Year or portion thereof during which the increased withdrawal percentage is used to calculate the Annual Withdrawal Amount will be a full Contract Year for the purpose of determining the Maximum Aggregate Nursing Home Benefit Period.

DEFINITIONS

Activities of Daily Living:  Six basic human functions necessary for a person to live independently.  Specifically, they include:

1)              Bathing — The ability to wash oneself by sponge bath, or in a tub or shower, including the task of getting into or out of the tub or shower.

2)              Continence — The ability to maintain control of one’s bowel or bladder, or when unable to maintain such control, the ability to perform associated personal hygiene including caring for a catheter or colostomy bag.

3)              Dressing — The ability to put on and take off all items of clothing, including any necessary braces, fasteners, or artificial limbs.

4)              Eating — The ability to feed oneself by getting food into the body from a receptacle (such as a plate, cup or table), by a feeding tube or intravenously.

5)              Toileting — The ability to get to and from the toilet; getting on and off the toilet; and, performing the associated personal hygiene.

6)              Transferring — The ability to move into or out of a bed, chair or wheelchair.

Nursing Home:  A facility (or portion of a facility) primarily engaged in providing continuous, on-going nursing care to its residents in accordance with the authority granted by a license issued by State or Federal government, and qualified as a “skilled nursing home facility” under Medicare or Medicaid.  A “Nursing Home” does not include: a hospital or clinic; a facility operated primarily for the treatment of alcoholism or drug addiction; or, an assisted living facility engaged primarily in custodial care.

Nursing Home Benefit Period:  The period of time during which we use the increased withdrawal percentage(s) applicable under this endorsement to calculate the Annual Withdrawal Amount.

Physician:  A medical doctor currently licensed by a state’s Board of Medical Examiners, or similar authority in the United States, acting within the scope of her or his license.

ICC11-VDA-P-6007	12/11

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Qualification Date:  The end of a Valuation Period during which we determine the Covered Person (or both Covered Persons, if there are two) qualifies for the increased withdrawal percentage.

Severe Cognitive Impairment:  A loss or deterioration of intellectual capacity that is comparable to, and includes, Alzheimer’s disease and similar forms of irreversible dementia.  Severe Cognitive Impairment is characterized by clinical evidence and the results of standardized tests that reliably measure impairment in the person’s:  1) short-term or long-term memory; 2) orientation as to people, place or time; 3) deductive or abstract reasoning; and, 4) judgment, as it relates to safety awareness.

CLAIMING THE INCREASED WITHDRAWAL PERCENTAGE(S)

Ineligibility — You are not eligible for the increased withdrawal percentage if the Covered Person (or either Covered Person, if there are two) was confined to a Nursing Home any time during the two-year period that began one year before the Rider Effective Date and ended one year after the Rider Effective Date.

Qualifying Conditions — You must request the increased withdrawal percentage on or after the Benefit Election Date or if later, at least one year after any change of ownership involving a natural person that occurred before the Benefit Election Date.  Your request must include proof that each Covered Person:

1)              was not confined to a Nursing Home any time during the two-year period that began one year before the Rider Effective Date and ended one year after the Rider Effective Date; and,

2)              has been continuously confined to a Nursing Home for at least 90 days immediately preceding the date of your request and remains so confined on the date of your request; and,

3)              is determined to be unable to perform at least two of the six Activities of Daily Living, or is diagnosed with a Severe Cognitive Impairment, by a Physician who is not related to the Covered Person.

We will notify you in writing whether the Covered Person(s) qualify for the increased withdrawal percentage(s) and if so, advise you of the Qualification Date.  If the Annual Withdrawal Amount is based on one life, the sole Covered Person must meet all the qualifying conditions.  If the Annual Withdrawal Amount is based on two lives, each of the two Covered Persons must individually meet all the qualifying conditions.

Continuing Qualification — Each Covered Person must prove continuing qualification for the increased withdrawal percentage(s) each Contract Year during the Nursing Home Benefit Period.  Beginning with the second Contract Anniversary after the Qualification Date, you must provide us annual proof that each Covered Person:

1)              remains confined to a Nursing Home; and,

2)              is currently determined to be unable to perform at least two of the six Activities of Daily Living, or is currently diagnosed with a Severe Cognitive Impairment, by a Physician who is not related to the Covered Person.

We must receive the annual proof not less than 10, nor more than 30 days prior to each applicable Contract Anniversary during the Nursing Home Benefit Period.  However, if it was not reasonably possible to send us the proof within the prescribed time, the delay will not reduce the benefit if proof is provided as soon as reasonably possible to do so.

Proof of Qualification — A written statement signed by a Covered Person’s attending Physician addressing the qualifying conditions constitutes satisfactory proof for that Covered Person.  However, we reserve the right to require an examination of any Covered Person by a Physician of our choice at our expense. In the event of a conflict between the medical opinions, the opinion of our Physician shall prevail with respect to initial or continuing qualification.

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CALCULATING THE ANNUAL WITHDRAWAL AMOUNT

USING THE INCREASED WITHDRAWAL PERCENTAGE

Qualifying Year — Qualification for an increased withdrawal percentage may result in an increase in the Annual Withdrawal Amount available for the remainder of the Contract Year during which qualification occurs.  However, an increase in the Annual Withdrawal Amount will not change the effect of any withdrawal that occurred before the Qualification Date.

If during the Benefit Period, your aggregate withdrawals from the beginning of the qualifying Contract Year through the Qualification Date are less than or equal to the Annual Withdrawal Amount, we will calculate the remaining Annual Withdrawal Amount by multiplying the Benefit Base on the Qualification Date by the applicable increased withdrawal percentage, and subtracting the aggregate withdrawals already taken that Contract Year.

If you have taken an Excess Withdrawal during the qualifying Contract Year before the Qualification Date, we will calculate the remaining Annual Withdrawal Amount for that Contract Year by subtracting the applicable withdrawal percentage that would have applied in the absence of this endorsement from the applicable increased withdrawal percentage provided by this endorsement, and multiplying the difference in those percentages by the Benefit Base on the Qualification Date.

We will include the amount of the increase in the Annual Withdrawal Amount for the qualifying year in the notice we send that confirms qualification of the Covered Person(s) for the increased withdrawal percentage.

Continuing Qualification Years — For any Contract Year during which continuing qualification would apply, we multiply the Benefit Base on the Contract Anniversary by the applicable increased withdrawal percentage to determine the Annual Withdrawal Amount for that Contract Year.

Non-Qualifying Years — For any Contract Year during which any Covered Person fails to qualify for the increased withdrawal percentage, we calculate the Annual Withdrawal Amount using the withdrawal percentage(s) that would have applied in the absence of this endorsement and that Contract Year will not be included in the Nursing Home Benefit Period.

TERMINATION AND REINSTATEMENT OF ENDORSEMENT

This endorsement terminates at the end of the Maximum Aggregate Nursing Home Benefit Period, or if earlier, when the Contract’s Protected Lifetime Income Benefit Rider is terminated.  In the event that Rider is reinstated according to the provisions of that Rider, this endorsement will also be reinstated unless the Maximum Aggregate Nursing Home Benefit Period has expired.

Signed for the Company and made a part of the Contract as of the Rider Effective Date for the Contract’s Protected Lifetime Income Benefit Rider.

PROTECTIVE LIFE INSURANCE COMPANY

Secretary

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PROTECTIVE LIFE INSURANCE COMPANY	P. O. BOX 1928	BIRMINGHAM, ALABAMA 35282-8238

ENHANCED DEATH BENEFIT ENDORSEMENT

FOR THE PROTECTED LIFETIME INCOME BENEFIT RIDER

We are amending the Contract to which this endorsement is attached as described below.  The purpose of the endorsement is to change how withdrawals during the Benefit Period under the Contract’s attached Protected Lifetime Income Benefit Rider affect the death benefit calculation.  While this endorsement is in effect, its terms and conditions supersede any conflicting provision in the Contract.  Contract provisions not expressly modified by this endorsement remain in full force and effect.

The provision entitled “Accessing the Annual Withdrawal Amount” in the “THE BENEFIT PERIOD” section of the Contract’s attached Protected Lifetime Income Benefit Rider is deleted and replaced by the provision below:

Accessing the Annual Withdrawal Amount — During the Benefit Period, you may request withdrawals individually or instruct us to send you specific amounts periodically.  Your request must include all the information necessary for us to remit the requested amounts.  This includes (if we request it) proof that the Covered Person(s) is (are) alive on the withdrawal date.

Withdrawals made during the Benefit Period reduce the Contract Value in the same manner as withdrawals made prior to the Benefit Election Date.  We do not assess applicable surrender charges, if any, on aggregate withdrawals during a Contract Year that do not exceed the Annual Withdrawal Amount.  However, withdrawals count against any free withdrawal amounts that would otherwise be available.

For the purpose of calculating the death benefit, the adjustment for each withdrawal made during the Benefit Period (except an excess withdrawal as defined in the ‘Excess Withdrawals’ provision) is a reduction equal to the amount deducted from the Contract Value to satisfy the withdrawal request.  Excess withdrawals reduce the death benefit in the same manner as withdrawals made prior to the Benefit Election Date.

The Annual Withdrawal Amount is not cumulative.  You may take the entire Annual Withdrawal Amount each Contract Year, but if you do not, the remaining portion does not carry forward.  During the Benefit Period, aggregate withdrawals in any Contract Year that do not exceed the Annual Withdrawal Amount do not reduce the Benefit Base.

TERMINATION OF ENDORSEMENT

This endorsement remains in effect as long as the Protected Lifetime Income Benefit Rider remains in effect, with one exception:  If the Contract Value is reduced to $0, this endorsement will terminate as of that date.

Signed for the Company and made a part of the Contract as of the Rider Effective Date for the Contract’s Protected Lifetime Income Benefit Rider.

PROTECTIVE LIFE INSURANCE COMPANY

Secretary

IC11-VDA-P-6014	12/11